EXHIBIT 99.1

PRESS RELEASE
For Immediate Release

WASTE SERVICES REPORTS FOURTH QUARTER RESULTS

BURLINGTON, Ontario, March 10, 2005/PRNewswire-FirstCall/ – Waste Services, Inc. (Nasdaq: WSII) today reported financial results for the three months ended December 31, 2004. Revenue for the quarter was $93.2 million, an increase of $57.8 million, or 163% over the same period last year. The increase is primarily attributable to new business acquisitions and the opening of three new landfill sites in the United States, since the company initiated a disposal-based growth strategy to enter the U.S. solid waste market in 2003. Operating income before depreciation, depletion and amortization* was $12.0 million for the three months ended December 31, 2004, compared to a loss of $0.9 million for the same period last year. Net loss attributable to Common Shareholders for the three months ended December 31, 2004 was $13.1 million, or $0.14 per share, versus a loss of $12.0 million, or $0.28 per share, for the comparable period last year.

For the year ended December 31, 2004, revenue was $310.8 million, an increase of $184.0 million, or 145% over the comparable period last year. Net loss attributable to Common Shareholders was $48.2 million for the year ended December 31, 2004, or $0.55 per share, compared to a net loss attributable to Common Shareholders of $77.0 million, or $1.98 per share, for the comparable period last year.

The Chairman and Chief Executive Officer of the company, David Sutherland-Yoest, stated, “We are pleased with our fourth quarter results and the improvement over our third quarter. With our continued emphasis on operating improvements and the opening of our Florida transfer stations in the second quarter, we look forward to improved financial results in 2005.”

*Reconciliation of Non-GAAP Measures for the Three and Twelve Months Ended December 31, 2004 and 2003:

The following table reconciles the differences between income (loss) from operations, as determined under U.S. GAAP, and operating income before depreciation, depletion and amortization, a non-GAAP financial measure (in thousands of U.S. dollars) (unaudited):

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Operating income (loss) before depreciation, depletion and amortization (1)	$11,992	$(923)	$41,721	$9,881
Less: Depreciation, depletion and amortization	11,211	4,328	34,204	14,927

Income (loss) from operations	$781	$(5,251)	$7,517	$(5,046)

(1) Operating income before depreciation, depletion and amortization is presented because the company believes that it may be used by certain investors to analyze and compare the company’s operating performance between accounting periods and against the operating results of other companies that have different financing and capital structures or tax rates. In addition, management uses operating income before depreciation, depletion and amortization, among other things, as an internal performance measure. The company’s lenders also use operating income before depreciation, depletion and amortization to measure the company’s ability to service and/or incur additional indebtedness under its credit facilities. However, operating income before depreciation, depletion and amortization should not be considered in isolation or as a substitute for net income, cash flows or other financial statement data prepared in accordance with U.S. GAAP or as a measure of a company’s performance, profitability or liquidity. Operating income before depreciation, depletion and amortization is not calculated under U.S. GAAP and therefore is not necessarily comparable to similarly titled measures of other companies.

The company will host an investor and analyst conference call on Friday, March 11, 2005 at 8:30 a.m. (EST) to discuss the results of today’s earnings announcement. If you wish to participate in this call, please contact the conference call operator at (877) 295-2825 or (416) 405-8532. For those unable to listen to the live call, a telephonic replay of the call will be available until March 24, 2005 by phoning (800) 408-3053 or (416) 695-5800 and entering reservation number 3139753#.

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Safe Harbor for Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements describe the company’s future plans, objectives and goals. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from the plans, objectives and goals set forth in this press release. Factors which could materially affect such forward-looking statements can be found in the company’s periodic reports filed with the Securities and Exchange Commission, including risk factors detailed in the company’s Form 10-K for the year ended December 31, 2003. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

The forward-looking statements made in this press release are only made as of the date hereof and Waste Services undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Waste Services, Inc. is a multi-regional integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The company’s web site is http://www.wasteservicesinc.com. Information on the company’s web site does not form part of this press release.

For information contact:

Mark A. Pytosh
Executive Vice President
905-319-6054

WASTE SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of US dollars; except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenue	$93,227	$35,440	$310,785	$126,750

Operating and other expenses:
Cost of operations	66,857	23,635	219,900	83,574
Selling, general and administrative expense exclusive of stock-based compensation	13,815	10,016	55,527	28,858
Stock-based compensation expense (benefit)	558	1,392	(90)	2,677
Severance and other related costs	30	—	2,739	—
Settlement with sellers of Florida Recycling	—	—	(8,635)	—
Depreciation, depletion and amortization	11,211	4,328	34,204	14,927
Foreign exchange loss (gain) and other	(25)	1,320	(377)	1,760

Income (loss) from operations	781	(5,251)	7,517	(5,046)
Interest expense	6,575	3,777	30,838	8,278
Changes in fair value of warrants	—	—	(111)	—
Cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs	4,738	4,105	17,582	10,161

Loss before income taxes	(10,532)	(13,133)	(40,792)	(23,485)
Income tax provision (benefit)	2,554	(1,161)	7,587	(587)

Loss before cumulative effect of change in accounting principle	(13,086)	(11,972)	(48,379)	(22,898)
Cumulative effect of change in accounting and accounting principle, net of provision for income taxes of $132 and $256 for the years ended December 31, 2004 and 2003, respectively	—	—	225	518

Net loss	(13,086)	(11,972)	(48,154)	(22,380)
Deemed dividend on Series 1 Preferred Shares	—	—	—	(54,572)

Net loss attributable to Common Shareholders	$(13,086)	$(11,972)	$(48,154)	$(76,952)

Basic and diluted loss per share:
Basic and diluted loss per share before cumulative effect of change in accounting and change in accounting principle	$(0.14)	$(0.28)	$(0.55)	$(1.99)
Cumulative effect of change in accounting and change in accounting principle	—	—	—	0.01

Loss per share — basic and diluted	$(0.14)	$(0.28)	$(0.55)	$(1.98)

Weighted average Common Shares outstanding — basic and diluted	96,418	43,531	88,232	38,782